Exhibit (p)(53)

HS Management Partners

Investment Adviser

Code of Ethics

© Copyright 2013, National Regulatory Services. All rights reserved.

3/5/14 to Current

Table of Contents

1 - Statement of General Policy

2 - Definitions

3 - Compliance Procedures

4 - Standards of Business Conduct

5 - Service as an Officer or Director

6 - Protecting the Confidentiality of Client Information

7 - Prohibition Against Insider Trading

8 - Personal Securities Transactions

9 - Records

10 - Gifts and Entertainment

11 - Political Contributions

12 - Reporting Violations and Sanctions

13 - Acknowledgement

3/5/14 to Current

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by HS Management Partners and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”).

This Code establishes rules of conduct for all employees of HS Management Partners and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that HS Management Partners and its employees owe a fiduciary duty to HS Management Partners’ clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that high ethical standards are always applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act and Rule 17j-1 of the 1940 Act, both HS Management Partners and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the HS Management Partners has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

HS Management Partners and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, HS Management Partners expects every employee to demonstrate the highest standards of ethical conduct for continued employment with HS Management Partners. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with HS Management Partners. HS Management Partners will work diligently to build a reputation for fair and honest dealing with its clients. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with HS Management Partners.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of HS Management Partners in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer, who may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The Chief Compliance Officer will periodically report to senior management of HS Management Partners to document compliance with this Code and will document and file any Code related discussions with employees.

3/5/14 to Current

Definitions

For the purposes of this Code, the following definitions shall apply:

•	“Access Person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund HS Management Partners or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic. With respect to fund clients registered under the 1940 Act (each, a “Fund”), supervised persons are also “Access Persons” if they, in connection with his or her regular functions or duties with HS Management Partners (or any company in a control relationship with the firm), make, participate in, or obtain or have access to information regarding securities held, being purchased or sold, or being considered for purchase or sale, by a Fund or whose functions relate to the making of any recommendations with respect to such purchases, sales, or considerations. HS Management Partners considers all its employees to be ‘Access Persons.’

•	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

•	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	“Initial Public Offering” is an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

•	“Limited offering” is an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933 (e.g. private placement and hedge fund transactions).

•	“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless HS Management Partners or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless HS Management Partners or a control affiliate acts as the investment adviser or principal underwriter for the fund.

•	“Supervised Person” means directors, officers and general partners of HS Management Partners (or other persons occupying a similar status or performing similar functions); employees of HS Management Partners; and any other person who provides advice on behalf of HS Management Partners and is subject to HS Management Partners’ supervision and control.

3/5/14 to Current

Compliance Procedures

Reporting Requirements

Every access person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer which must contain the information described below. It is the policy of HS Management Partners that each access person arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all reportable securities transactions to HS Management Partners’ Chief Compliance Officer wherever possible.

When opening new accounts, the Chief Compliance Officer shall be notified prior to effecting any trades in the new account(s).

1. Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

•	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;

•	The name of any broker, dealer or bank, account name, number and location with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

•	The date that the report is submitted by the access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person.

2. Annual Holdings Report

Every access person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the access persons had any direct or indirect beneficial ownership:

•	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the access person.

4. Exempt Transactions

An access person need not submit a report with respect to:

•	Transactions effected for or securities held in any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan; and

•	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that HS Management Partners holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter and that said confirms and statements reflect all the required items for both quarterly transaction and annual holdings reports.

5. Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or a designee will monitor and review all reports required under the Code for compliance with HS Management Partners’ policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed HS Management Partners. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by the Managing Partner or other designated supervisory person. The Chief Compliance Officer shall, at least annually, identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

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Standards of Business Conduct

HS Management Partners places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all HS Management Partners’ supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a direct or indirect beneficial interest in or accounts over which the supervised person exercises control.

Section 206 of the Advisers Act and Rule 17j-1 of the 1940 Act makes it unlawful for HS Management Partners or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. In addition, Rule 17j-1 of the 1940 Act makes it unlawful to make any untrue statement of a material fact to a fund registered under the 1940 Act or omit to state a material fact necessary in order to make the statements made to the fund, in light of the circumstances under which they are made, not misleading. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and the 1940 Act and rules thereunder.

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Service as an Officer or Director

No supervised person shall serve on the board of directors of any publicly traded company without the prior written authorization of both the Chief Compliance Officer and any other uninvolved partner of HS Management Partners based upon a determination that such board service would not be inconsistent with the interest of HS Management Partners’ clients. In cases where approval for board membership has been granted, HS Management Partners will work to ensure that no conflict of interest exists. If a conflict is discovered after membership has been granted or if circumstances change such that a conflict arises, HS Management Partners will a) ask the member of the Firm to recuse themselves from membership or b), place the security on HS Management Partners’ Restricted List, based on the circumstances.

3/5/14 to Current

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of HS Management Partners, the Firm gains access to nonpublic information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by HS Management Partners to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to HS Management Partners’ current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding HS Management Partners’ clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and the client’s direction. HS Management Partners does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. HS Management Partners will require that any financial intermediary, agent or other service provider utilized by HS Management Partners (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by HS Management Partners only for the performance of the specific service requested by HS Management Partners;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over HS Management Partners, or as otherwise required by any applicable law. In the event HS Management Partners is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, HS Management Partners shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with HS Management Partners, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the HS Management Partners’ services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with HS Management Partners, must return all such documents to HS Management Partners.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

HS Management Partners enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide HS Management Partners’ services to clients;

•	Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, HS Management Partners and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P, HS Management Partners has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing HS Management Partners’ confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of the Chief Compliance Officer.

3/5/14 to Current

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and HS Management Partners to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and HS Management Partners may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of HS Management Partners and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by HS Management Partners), while in the possession of material, nonpublic information, nor may any personnel of HS Management Partners communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to HS Management Partners’ securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by HS Management Partners (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the Chief Compliance Officer.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

•	Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer.

•	After the Chief Compliance Officer has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the Chief Compliance Officer before taking any action. This degree of caution will protect you, our clients, and the Firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of HS Management Partners or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, HS Management Partners must make a judgment as to its further conduct. To protect yourself, your clients and the Firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offertory, the target company or anyone acting on behalf of either. Supervised persons of HS Management Partners and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although HS Management Partners does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The Chief Compliance Officer may place certain securities on the Firm’s “restricted list.” Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed without prior written authorization from the Chief Compliance Officer and the President of HS Management Partners. Securities issued by companies about which a number of access persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Chief Compliance Officer shall take steps to make the restricted list consistently available for perusal by all access persons.

The Chief Compliance Officer may place certain securities on a “watch list.” Securities issued by companies about which a limited number of access persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

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Personal Securities Transactions

General Policy

HS Management Partners has adopted the following general principles governing personal investment activities by HS Management Partners’ access persons:

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Access persons must not take inappropriate advantage of their positions.

Restricted List

All trading in all classes of securities issues by any company whose name appears on HS Management Partners’ Restricted List is prohibited (exceptions to this policy require written pre-authorization from both the Chief Compliance Officer and the President of HS Management Partners, regardless of whether said securities are held in an account at or away from HS Management Partners).

Specifics Regarding HS Management Partners’ Personal Trading Policy

For Accounts Held Away from HS Management Partners:

•	Full disclosure of security transactions and holdings to the Chief Compliance Officer at HS Management Partners (per the regulations). This Firm requirement necessitates that the Chief Compliance Officer be named as an interested party for all confirmations and statements for accounts held away from HS Management Partners whenever possible.

•	Opening transactions (long buys or short sales) in all classes of securities issued by entities whose names appear on HS Management Partners’ Focus List (also referred to as the Approved List) are prohibited, with the exemption of fixed income securities. Although fixed income securities of companies whose names appear on the Focus List are exempt from the prohibition against opening transactions in Focus List securities, they are subject to the written pre-authorization by the CCO, 60 day holding period, and three (3) business day blackout provisions stated below.

•	Closing transactions (long sales and buys to cover short positions) are permitted in all classes of securities appearing on HS Management Partners’ Focus List, subject to the written pre-authorization by the CCO, 60 day holding period, and three (3) business day blackout provisions stated below.

•	Written pre-authorization from HS Management Partners’ Chief Compliance Officer for all trading in any “reportable” securities (as defined by the 40 Act) issued by companies not appearing on HS Management Partners’ Focus or Restricted Lists with the exception of fixed income securities (pre-authorization for trading in fixed income securities of companies not appearing on HS Management Partners’ Focus or Restricted Lists in not required).

•	60 day holding period for all “reportable” securities on a LIFO basis (See section on ‘Short-Term Trading Profits’ below for further clarification).

•	A “Blackout Period” equal to three (3) business days on either side of a client’s trade in the same security (note: this applies to closing transactions only as opening transactions in securities on our Focus List are prohibited in accounts held away from HS Management Partners). See section on ‘Blackout Periods’ below for further clarification.

•	Exempt from this policy are:

•	Transactions performed in fully discretionary IA accounts where an employee and/or members of their household cannot influence trading decisions and;

•	Security types listed as exempt (according to the 40 Act) accept in the case where said security appears on HS Management Partners’ Restricted List.

Accounts Held at HS Management Partners:

Employees can hold reportable securities within a managed account at HS Management Partners. The employee will have no discretion over such an account, which will be managed by HS Management Partners using the same investment strategy and policies as apply to other HS Management Partners accounts, and will be subject to the following:

•	A minimum market value of $500k for a managed account (although HS Management Partners reserves the right to accept accounts below this minimum);

•	Will pay a management fee (unless said fee is waived via instructions of a Partner of HS Management Partners);

•	Will receive the same average price as other clients on orders placed for a given security with a given broker on a given day, with trade allocation simultaneous with order placement so as to avoid possible “cherry picking” associated with end of day trade allocations (See Note 1) and;

•	Will pay the same commissions as other clients.

Note 1: Directed brokerage is permitted for HS Management Partners employees & employee-related accounts. All trading at HS Management Partners performed according to a directed brokerage agreement, whether for employees & employee-related accounts or for non-employee clients, is initiated subsequent to orders for clients who do not use directed brokerage agreements. Directed brokerage orders for employee & employee-related accounts executed with other non-employee related directed brokerage orders will receive the same average price, with allocation simultaneous with order placement so as to avoid possible “cherry picking” associated wiht end of day allocations.

Pre-Clearance Required for Participation in IPOs

In addition to the restrictions noted above, no access person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

In addition to the restrictions noted above, no access person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

General Pre-clearance

With due consideration given to the further prohibitions stated under HS Management Partners’ Personal Trading Policy, an access person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security (as described under the 40 Act) only if: (i) such purchase or sale has been approved by the Chief Compliance Office of HS Management Partners; (ii) the approved transaction is completed by the close of business on the trading day the approval is received; and (iii) the Chief Compliance Officer has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted. Pre-authorization is not required for transactions in fixed income securities issued by entities whose names are not listed on HS Management Partners’ Focus or Restricted Lists.

Access persons are permitted to execute trades on-line. However, trades entered on-line after the close of business will not be executed until the following business day. Therefore, the employee must provide backup documentation to the Chief Compliance Officer evidencing the entry date of the transaction (which should coincide with the date of the pre-clearance).

Authorization must be obtained by completing and signing the Pre-Clearance Form provided for that purpose by the Chief Compliance Officer. The Chief Compliance Officer monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.

Advance trade approval in no way waives or absolves any access person of the obligation to abide by the provisions, principles and objectives of this Code.

Blackout Periods

No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within three (3) business days after any client trades in that security unless all of the transactions contemplated by the client in that security have been completed prior to such transaction. If a securities transaction is executed by a client within three (3) business days after an access person executed a transaction in the same security, the Chief Compliance Officer will review the access person’s and the client’s transactions to determine whether the access person did not meet his or her fiduciary duties to the client in violation of this Code.

Interested Transactions

No access person shall recommend any securities transactions for a client without having disclosed to the CCO his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	any direct or indirect beneficial ownership of any securities of such issuer;

•	any contemplated transaction by such person in such securities;

•	any position with such issuer or its affiliates; and

•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Short-Term Trading Profits

No access person shall profit from the purchase and sale, or sale and purchase, of the same securities of which such person has beneficial ownership within 60 calendar days calculated on a LIFO basis. Any prohibited short-term profits are subject to cancellation with the access person being responsible for any short-term loss.

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Records

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 or 1940 Act Rule 17j-1 which is or has been in effect during the past five years;

•	A record of any violation of HS Management Partners’ Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of HS Management Partners;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1 or 1940 Act Rule 17j-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, access persons, or who are or were responsible for reviewing the reports of access persons;

•	A record of any decision and reasons supporting such decision to approve a supervised persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted;

•	A record of the decisions and supporting documentation regarding the approval of all employee transactions, where applicable (refer to the section on Personal Trading for details on when approval is required).

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Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. HS Management Partners has adopted the policies set forth below to guide supervised persons in this area. In addition, certain regulatory reporting requirements must be met depending on the nature of the client.

General Policy

HS Management Partners’ policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

•	Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving HS Management Partners, or that others might reasonably believe would influence those decisions;

•	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•	Any access person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of HS Management Partners, must obtain consent from the Chief Compliance Officer prior to accepting such gift.

•	Any access person who provides, directly or indirectly, anything of value to any person or entity that does business with or on behalf of HS Management Partners, must obtain consent from the Chief Compliance Officer prior to presenting such gift.

•	This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with HS Management Partners.

•	HS Management Partners’ CCO will maintain an annual log of all gift consents given. Unless specifically approved by the Chief Compliance Officer of HS Management Partners, gifts to any person or entity that does business with or on behalf of HS Management Partners may not exceed $250 annually. When requesting consent, the access person must provide the amount or value of the gift, the date of the gift, the person to whom the gift is being given or received from and their relationship to HS Management Partners.

•	This gift reporting requirement is for the purpose of helping HS Management Partners monitor the activities of its employees. However, the reporting of a gift does not relieve any access person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Chief Compliance Officer.

3/5/14 to Current

Political Contributions

The SEC adopted the ‘Pay-to-Play Rule’ which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees (‘covered associates’) can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following terms apply to HS Management Partners’ Political Contributions policy:

“Contribution” is defined as is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

“Covered Associate” means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee (“PAC”) controlled by the adviser or by any of its covered associates.

The rule contains three major prohibitions: (1) if the adviser or a “covered associate” makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a ‘timeout” period); (2) an adviser and its covered associates are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing or seeking business from a Government Client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a Government Client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing “anything indirectly which, if done directly” would violate the Rule. This reflects the SEC’s concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser’s covered associate that is a natural person to contribute: (i) up to $350 to an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the official at the time of the contribution; and (ii) up to $150 to an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the official at the time of the contribution.

General Policy

It is HS Management Partners’ policy to permit the Firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

HS Management Partners recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our Firm’s policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, HS Management Partners’ practice is to restrict, monitor and require prior approval of any political contributions to government officials.

•	HSMP’s Chief Compliance Officer, or other designee, will determine who is deemed to be a “covered associate” of the Firm, each such person will be informed of his or her status as a covered associate;

•	HSMP’s Chief Compliance Officer, or other designee, will obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a covered associate);

•	On at least an annual basis, HSMP’s Chief Compliance Officer, or other designee, will require covered associates to confirm that such person(s) have reported any and all political contributions.

Pre-Clearance Required by Covered Associates for Political Contributions

No covered associate shall make a political contribution without prior written approval of HSMP’s Chief Compliance Officer who has been provided with full details of the proposed contribution.

Note that while the Pay-to-Play rule permits de minimis contributions to be made without triggering a timeout period, HS Management Partners requires covered associates to obtain pre-clearance of such contributions to ensure that the Firm has complete and accurate records regarding political contributions made by its covered associates.

In addition, employees deemed to be covered associates are required to obtain approval from the Chief Compliance Officer, or other designated officer, prior to agreeing to serve on the Host Committee for a political fundraiser.

3/5/14 to Current

Reporting Violations and Sanctions

All supervised persons shall promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The Chief Compliance Officer shall promptly report to senior management all apparent material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act or Rule 17j-1 of the 1940 Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

3/5/14 to Current

Acknowledgement

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) will report all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any material amendments to the Code and must certify to the Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.